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                                                EXHIBITS 5.1, 8.1 AND 23.1

January 21, 2003


Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 28th Floor
New York, New York  10080


                        Re: Merrill Lynch Mortgage Investors, Inc., Registration Statement on Form S-3
Ladies and Gentlemen:

We will act as counsel for Merrill Lynch Mortgage Investors, Inc., a Delaware corporation (the "Company"), in connection with the offering, from time to time, in one or more Series (each, a "Series") of the Company's Mortgage Loan Asset-Backed Certificates and Mortgage Pass Through Certificates (collectively, the "Certificates") and Asset-Backed Notes (the "Notes," and together with the Certificates, the "Securities"). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the "Act"), by means of a Registration Statement of the Company on Form S-3. The Securities will be offered pursuant to the prospectus, as supplemented by a prospectus supplement (the "Base Prospectus" and applicable "Prospectus Supplement," respectively), which will be filed with the Commission pursuant to Rule 424 under the Securities Exchange Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of either (a) a separate trust agreement (each, a "Trust Agreement") among the Company, a trustee (the "Trustee"), a master servicer (the "Master Servicer") and/or a securities administrator (the "Securities Administrator"), each to be identified in the Prospectus Supplement for such Series of Certificates or (b) a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") between the Company, the Trustee, the Master Servicer and/or a Securities Administrator, pursuant to which a trust (the "Trust") will be created. Each Series of Notes will be issued under a separate indenture (each, an "Indenture") between the Trust and an indenture trustee to be identified in the Prospectus Supplement for such Series of Notes (an "Indenture Trustee").

We have examined copies of the Company's Articles of Incorporation, Bylaws, the form of Trust Agreement, the form of Indenture, the form of Pooling and Servicing Agreement (each as filed or incorporated by reference as an exhibit to the Registration Statement), the forms of Securities and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.
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      Based upon the foregoing, we are of the opinion that:

      1. When any Trust Agreement or Pooling and Servicing Agreement relating to a Series of Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company or the Trustee, as applicable, any Servicer, if applicable and any other party thereto, such Trust Agreement or Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter relating to or affecting creditors' rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      2. When a Series of Certificates has been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee for such Series in accordance with the terms of the related Trust Agreement or Pooling and Servicing Agreement, as applicable, and issued and delivered against payment therefor as described in the Registration Statement, such Series of Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Trust Agreement or Pooling and Servicing Agreement, as applicable.

      3. When any Indenture relating to a Series of Notes has been duly and validly authorized by all necessary action on the part of the Trust and has been duly executed and delivered by the Trust, the Indenture Trustee and any other party thereto, such Indenture will constitute a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      4. When a Series of Notes has been duly authorized by all necessary action on the part of the Trust (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Indenture Trustee for such Series in accordance with the terms of the related Indenture and issued and delivered against payment therefor as described in the Registration Statement, such Series of Notes will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Indenture.

We have also advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under "Material Federal Income Tax Consequences" in the Base Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than
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the laws of the State of New York (excluding choice of law principles therein)
and the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" and "Material Federal Income Tax Consequences" in the Base Prospectus and applicable Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.

Very truly yours,


/s/ Morgan Lewis & Bockius, LLP